Exhibit 3

The Reporting Persons engaged in the following transactions in shares of the Company during the past 60 days.  All transactions involved purchases of shares on the Nasdaq National Market System.

Discovery Group I, LLC transactions	Portion of
Discovery Group I,
LLC transactions
allocable to
Discovery Equity
Partners, LP

Date	Type	Price	Shares	Shares
7/19/2005	purchase	8.0689	25,000	23,750

7/20/2005	purchase	8.15	25,000	23,750

7/25/2005	purchase	8.15	8,236	7,824

7/29/2005	purchase	8.2302	16,764	15,925

8/1/2005	purchase	8.25	7,583	7,204

8/2/2005	purchase	8.2455	3,317	3,150

8/3/2005	purchase	8.2146	4,100	3,895

8/4/2005	purchase	8.1489	8,500	8,075

8/8/2005	purchase	8.1379	5,000	4,750

8/9/2005	purchase	8.1908	2,787	2,650

8/10/2005	purchase	8.2294	106	101

8/11/2005	purchase	8.2219	2,107	1,790

8/17/2005	purchase	8.175	800	760

8/22/2005	purchase	8.21	5,820	5,529

8/23/2005	purchase	8.2023	1,680	1,600

8/24/2005	purchase	8.1828	2,300	2,185

8/26/2005	purchase	8.18	9,400	8,930

8/31/2005	purchase	8.1265	2,000	1,900